Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

February 27, 2024 OTCQB: FTCO

FORTITUDE GOLD REPORTS 2023 NET INCOME OF $17 MILLION,

$656 ALL-IN SUSTAINING COST, AND INCREASED

CASH BALANCE TO $48.7 MILLION

COLORADO SPRINGS – February 27, 2024 - Fortitude Gold Corporation (OTCQB: FTCO) (the “Company”) today reported its year-end 2023 results including $73.1 million net sales, net income of $17.0 million, or $0.71 per share, $17.2 million in exploration expense representing a 49% increase over 2022, and $12.5 million cash dividends to shareholders while increasing its cash balance by $3.6 million year-over-year to $48.7 million. The Company confirmed its previously announced preliminary 2023 annual production of 37,996 gold ounces, achieving its annual Production Outlook range. The Company also reported an estimated 51,000 recoverable gold ounces on the Isabella Pearl heap leach pad on December 31, 2023.  Fortitude Gold is a gold producer, developer, and explorer with operations in Nevada, U.S.A. offering investors exposure to both gold production and substantial dividend yield.

2023 ANNUAL HIGHLIGHTS

●	$17.0 million net income or $0.71 per share
●	$48.7 million cash balance at December 31, 2023, an 8% increase from 2022
●	$73.1 million net sales
●	37,996 gold ounces and 79,825 silver ounces produced
●	$12.5 million cash dividends
●	2.52 grams per tonne average gold grade mined
●	$67.3 million working capital at December 31, 2023
●	$41.2 million mine gross profit
●	$23.0 million cash from operating activities
●	$656 per ounce total all-in sustaining cost*
●	$17.2 million exploration expenditures, a 49% increase from 2022
●	51,000 recoverable gold ounces on the heap leach pad at December 31, 2023

* The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s recently filed Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

“2023 marked another strong operational year, record exploration spending, a consistent substantial dividend, and solid financial results for Fortitude Gold all while adding $3.6 million cash to our treasury totaling $48.7 million at year end,” stated Fortitude Gold CEO and President, Mr. Jason Reid. “The Company is in a very strong financial position as we await our permits to mine both deeper in the Pearl Pit and to begin mine development of our County Line project, our next targeted mine build.”

Mr. Reid continued, “We continue to mine and stack the lower grade Civit Cat portion of the Isabella Pearl deposit on the heap while we await approval to mine the remaining higher-grade oxide and oxide transitional gold ore deep in the Pearl zone.  Adding this ore to the estimated 51,000 recoverable gold ounces on the pad at year end, we expect to be residual leaching gold from the pad over the next several years from Isabella Pearl.  As we look to execute our original plan to overlap mine operations and layer production while transitioning to our second mine, we remain ready to begin development of County Line upon regulatory approvals.  Our plan is to mine County Line as an aggregate operation, hauling crushed ore to our nearby processing facility at Isabella Pearl.  With minimal infrastructure to be built at County Line, we are optimizing the mining sequence to access the highest-grade ore possible in the phased mining approach and look forward to being able to add additional new ore from County Line to our Isabella Pearl heap leach pad for operational longevity.”

“In the last two weeks, we have received positive feedback from the Bureau of Land Management (BLM) regarding both our permit applications to mine deeper in the Pearl zone and positive movement on our Plan of Operations submitted for County Line,” stated Mr. Reid.  “The BLM is actively reviewing and advancing these permits.  The Pearl deep permit approval sounds like it could be issued any day now and their County Line comments keep us optimistic all regulatory approvals, subsequent to the NEPA process, could be granted in the first half of 2024.  The sooner County Line ore can be mined and placed on the heap leach pad in 2024, along with ore from Pearl deep as was originally contemplated, the better apt we will be at forecasting production; however, until we have additional clarity on permit timing, not only hear that the permits are progressing but have the permits in hand including County Line construction ability, we are not providing a 2024 production outlook.  We expect continued gold production and cash flow from the existing ore on the heap leach pad along with additional ore added from the Isabella Pearl’s Civit Cat area. Forecasting primarily residual leach with a pad’s variable decline curve and the unpredictable nature of permit timing from which to estimate substantial new ore being placed on the pad from County Line is challenging.”

Mr. Reid continued, “Looking forward into 2024 as we await key permits, we expect to continue our investments in exploration and development activities across our exciting portfolio of 100% owned Nevada properties.  Our exploration focus includes County Line, Golden Mile, the Isabella Pearl trend’s Scarlet area, East Camp, as well as our recently acquired properties, Dauntless and Intrepid.  With a strong treasury, and substantial capital already deployed acquiring equipment for County Line and Golden Mile, we target to develop both mines with cash while avoiding shareholder dilution.  We also remain committed to the shareholder cash dividend.  Having planned for and accumulated a near record cash treasury, having no debt, and continued cash flow coming in from operations, we are in a very strong position from which to span the unknown permit timing bridge as we await approval to build our second mine. Fortitude Gold remains a unique investment in the precious metal space offering investors exposure to gold production, a very attractive dividend yield, and district scale exploration potential of our eight Nevada properties all with surface and or near surface gold.”

2023 Overview

For the year ended December 31, 2023, the Company sold 37,836 gold ounces at a total cash cost after by-product credit of $536 per gold ounce, and a realized 2023 average sales price for gold of $1,939 per ounce. The Company recorded revenues of $73.1 million, and net income of $17.0 million, or $0.71 per share.

The following Sales Statistics table summarizes certain information about our operations for the years ended December 31, 2023 and 2022:

	Year ended December 31,
	2023	2022
Metal sold
Gold (ozs.)	37,836	41,464
Silver (ozs.)	78,744	56,282
Average metal prices realized (1)
Gold ($per oz.)	1,939	1,802
Silver ($per oz.)	23.41	22.18
Precious metal gold equivalent ounces sold
Gold Ounces	37,836	41,464
Gold Equivalent Ounces from Silver	951	693
	38,787	42,157

Total cash cost before by-product credits per gold ounce sold	$585	$651
Total cash cost after by-product credits per gold ounce sold	$536	$621
Total all-in sustaining cost per gold ounce sold	$656	$725
(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

The following Production Statistics table summarize certain information about our operations for the years ended December 31, 2023 and 2022:

	Year ended December 31,
	2023	2022
Ore mined
Ore (tonnes)	455,576	634,076
Gold grade (g/t)	2.52	3.71
Low-grade stockpile
Ore (tonnes)	2,118	61,854
Gold grade (g/t)	0.46	0.47
Waste (tonnes)	1,430,824	1,814,864
Metal production (before payable metal deductions)(1)
Gold (ozs.)	37,996	41,231
Silver (ozs.)	79,825	56,876
(1)	The difference between what we report as “metal production” and “metal sold” is attributable to the difference between the quantities of metals contained in the doré we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in doré produced and sold.

Isabella Pearl Project Update

Mine operations at Isabella Pearl are projected to conclude in 2024 depending on the final mine sequencing of the next four benches planned in the Pearl zone after the Company receives regulatory approval to mine deeper. There is also mineral both inside and outside the resource of the Civit Cat portion of the deposit. Though it is unknown at this time when Civit Cat will be depleted, it is expected to be mid- 2024 or later. Final mine operation timing could be impacted by BLM permit timing as well as any additional mineralization that may be encountered outside of the current mine plan. The Company did not update its 2023 Isabella Pearl SEC S-K 1300 TRS report, as Isabella Pearl deposit mining is projected to conclude by mid to late 2024.

Projects Update

The Company is currently awaiting multiple new permits and permit modifications from the BLM. A near-term decision from the BLM is expected, as has been the case in 2023, for the Pearl deep portion of the Isabella Pearl mine, which would allow for final mine sequencing in the higher-grade Pearl portion of the deposit’s oxide and transitional oxide gold ore areas.

The Company filed a Plan of Operations with the BLM for its County Line project in May of 2023. County Line has the potential to supply gold ore to the Isabella Pearl heap leach pad and ADR facility, which is located 19 miles to the southeast of County Line along Nevada Route 361, for gold processing and final gold doré production. The Company believes County Line construction and capital development costs could be considerably reduced since the project is designed without processing facilities, nor a heap leach pad, and is to be mined similarly to an aggregate or gravel operation whereby ore is mined, crushed, and hauled to the nearby Isabella Pearl process facility.

A Plan of Operations was filed with the BLM for the Golden Mile project in September of 2023. The Company is advancing a phase one open pit shell design and potential mine development at its Golden Mile property. A phase one open pit would target production from surface and near surface gold mineralization with further delineation efforts expected to add additional open pit phases. The development plan is to then add pit laybacks (similar in concept and execution of the pit phases at the Company’s Isabella Pearl Mine) as further delineation of the mineralization allows.

The Company also expects to file a permit modification with the BLM in the coming weeks after receipt of approval to mine deeper in the Pearl zone to expand the current Isabella Pearl mine plan boundary. A boundary modification and expansion to the northwest would include the Scarlet and Scarlet North targets, as well as additional prospective exploration ground in that area. The Company has discovered surface and near surface high-grade gold at Scarlet North with a proximity of 700 meters from its Isabella Pearl processing facility.

Exploration Programs

The Company invested $17.2 million in exploration spending in 2023. Exploration drill programs focused on multiple property targets including the Isabella Pearl mineralized trend with Scarlet North, County Line, Golden Mile, and East Camp Douglas’ northern veins and southern lithocap targets. 2024 exploration programs will continue to focus on increasing resources and reserves and discovering new mineralization.

See Accompanying Tables

The following information summarizes the results of operations for Fortitude Gold Corporation for the years ended December 31, 2023 and 2022, its financial condition at December 31, 2023 and 2022, and its cash flows for the years ended December 31, 2023 and 2022. The summary data as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 is derived from its audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2023, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of its cash cost before by-product credits per gold ounce sold, total cash cost after by-product credits per gold ounce sold and total all-in sustaining cost per gold ounce sold contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

FORTITUDE GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$48,678	$45,054
Gold and silver rounds/bullion	1,532	—
Accounts receivable	42	—
Inventories	23,848	47,155
Prepaid taxes	355	710
Prepaid expenses and other current assets	811	730
Total current assets	75,266	93,649
Property, plant and mine development, net	25,365	30,581
Operating lease assets, net	631	3,826
Deferred tax assets	2,860	1,282
Leach pad inventories	30,533	—
Other non-current assets	344	1,818
Total assets	$134,999	$131,156
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,881	$2,524
Operating lease liabilities, current	631	3,826
Mining taxes payable	2,309	1,857
Other current liabilities	1,133	1,327
Total current liabilities	7,954	9,534
Asset retirement obligations	6,500	5,863
Total liabilities	14,454	15,397
Shareholders' equity:
Preferred stock - $0.01 par value, 20,000,000 shares authorized and nil outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock - $0.01 par value, 200,000,000 shares authorized and 24,084,542 shares outstanding at December 31, 2023 and 24,024,542 shares outstanding at December 31, 2022	241	240
Additional paid-in capital	104,020	103,731
Retained earnings	16,284	11,788
Total shareholders' equity	120,545	115,759
Total liabilities and shareholders' equity	$134,999	$131,156

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2023 and 2022
(U.S. dollars in thousands, except share and per share amounts)

	Year ended
	December 31,
	2023	2022
Sales, net	$73,073	$74,379
Mine cost of sales:
Production costs	19,997	25,443
Depreciation and amortization	11,557	13,294
Reclamation and remediation	288	247
Total mine cost of sales	31,842	38,984
Mine gross profit	41,231	35,395
Costs and expenses:
General and administrative expenses	5,003	5,787
Exploration expenses	17,217	11,591
Other (income) expense, net	(1,961)	55
Total costs and expenses	20,259	17,433
Income before income and mining taxes	20,972	17,962
Mining and income tax expense	3,955	3,278
Net income	$17,017	$14,684
Net income per common share:
Basic	$0.71	$0.61
Diluted	$0.70	$0.61
Weighted average shares outstanding:
Basic	24,079,483	24,017,381
Diluted	24,206,399	24,196,847

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2023 and 2022
(U.S. dollars in thousands, except share and per share amounts)

	Year ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net income	$17,017	$14,684
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	11,656	13,434
Stock-based compensation	230	192
Deferred taxes	(1,578)	(773)
Reclamation and remediation accretion	288	247
Reclamation payments	(194)	(47)
Other operating adjustments	(158)	—
Changes in operating assets and liabilities:
Accounts receivable	(42)	238
Inventories	(6,001)	(2,888)
Prepaid expenses and other current assets	(81)	1,498
Other non-current assets	(4)	(49)
Accounts payable and other accrued liabilities	1,037	1,297
Income and mining taxes payable	807	737
Net cash provided by operating activities	22,977	28,570

Cash flows from investing activities:
Capital expenditures	(5,423)	(11,958)
Purchase of gold and silver rounds/bullion	(1,452)	—
Other investing activities	24	—
Net cash used in investing activities	(6,851)	(11,958)

Cash flows from financing activities:
Dividends paid	(12,521)	(11,528)
Proceeds from exercise of stock options	60	63
Repayment of loans payable	(29)	(87)
Repayment of capital leases	(12)	(23)
Net cash used in financing activities	(12,502)	(11,575)

Net increase in cash and cash equivalents	3,624	5,037
Cash and cash equivalents at beginning of period	45,054	40,017
Cash and cash equivalents at end of period	$48,678	$45,054

Supplemental Cash Flow Information
Income and mining taxes paid	$4,724	$3,349
Non-cash investing and financing activities:
Change in capital expenditures in accounts payable	$167	$(529)
Change in estimate for asset retirement costs	$317	$789
Right-of-Use assets acquired through operating lease	$631	$7,725

About Fortitude Gold Corporation

Fortitude Gold is a U.S. based gold producer targeting projects with low operating costs, high margins, and strong returns on capital. The Company’s strategy is to grow organically, remain debt-free and distribute substantial dividends. The Company’s Nevada Mining Unit consists of seven high-grade gold properties located in the Walker Lane Mineral Belt and an eighth high-grade gold property in west central Nevada. The Isabella Pearl gold mine, located on the Isabella Pearl mineralized trend, is currently in production. Nevada, U.S.A. is among the world’s premier mining friendly jurisdictions.

Cautionary Statements:  This press release contains forward-looking statements that involve risks and uncertainties. If you are risk-averse you should NOT buy shares in Fortitude Gold Corp.  The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements.  Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material are forward-looking statements.  All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.  Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  The Company's actual results could differ materially from those discussed in this press release.

Contact:
Greg Patterson
719-717-9825
greg.patterson@fortitudegold.com
www.Fortitudegold.com